Exhibit 99.1

Actuant Reports First Quarter Results, Increases Guidance

MILWAUKEE--(BUSINESS WIRE)--December 17, 2009--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2009.

Highlights

  Reported first quarter sales of $305 million, the highest quarterly amount in the past four quarters. Year-over-year first quarter core sales declined 20%, a sequential improvement from the 27% decline in the previous quarter.
  Diluted earnings per share (“EPS”) of $0.20 (excluding $3.6 million or $0.03 per diluted share in restructuring charges) were ahead of expectations due to the higher sales volume. (See attached reconciliation of earnings.)
  Generated $44 million of cash flow from operations (excluding the $37 million impact of the expiration of the accounts receivable securitization program).
  EBITDA margins were in line with expectations, including a 360 basis point sequential improvement in the Engineered Solutions segment. (See attached reconciliation of earnings.)

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “First quarter sales and earnings per share, adjusted for special items, were ahead of our expectations. Three of the four segments saw year-over-year core sales improve sequentially, while the Energy segment’s sales stabilized. Despite unfavorable segment mix and higher incentive compensation expense, consolidated margins were in line with the fourth quarter due to operating improvements, most notably within the Engineered Solutions segment. We were also pleased with the working capital management and progress on restructuring projects during the quarter. Overall, we are encouraged by the trends we are seeing in the businesses as well as the continued strong execution by Actuant’s employees across the globe.”

Consolidated Results

Consolidated sales for the first quarter declined 18% to $305 million compared to $371 million in the first quarter of fiscal 2009. Core sales (sales excluding the impact of acquisitions, divestitures and currency rate changes) declined 20%. Earnings and EPS from continuing operations in the fiscal 2010 first quarter were $11.9 million and $0.17, respectively, compared to earnings from continuing operations of $11.9 million and EPS of $0.19 in the comparable prior year quarter. Results from continuing operations for the first quarter of fiscal 2010 included pre-tax restructuring charges of $3.6 million, or $0.03 per diluted share. Fiscal 2009 first quarter results included a pre-tax non-cash asset impairment charge of $26.6 million, or $0.26 per diluted share as well as pre-tax restructuring charges of $0.7 million, or $0.01 per diluted share. Excluding these items, EPS from continuing operations was $0.20 in the first quarter of fiscal 2010 compared to $0.45 in the prior year’s quarter. (See attached reconciliation of earnings.)

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended November 30,
	2009	2008
Sales	$65.3	$90.5
Operating Profit (1)	$13.9	$26.1
Operating Profit % (1)	21.2%	28.8%

(1) Results for the three months ended November 30, 2009 and 2008 exclude restructuring charges of $0.2 million and $0.1 million, respectively.

First quarter fiscal 2010 Industrial segment sales decreased 28% to $65 million. Excluding foreign currency rate changes, Industrial segment core sales were 30% below the prior year due to lower demand across most regions and end markets. Sales increased 6% sequentially and the core sales trend improved to -30% from -35% in the fourth quarter of fiscal 2009. Operating profit and profit margins (excluding restructuring costs) declined from the prior year due to lower sales and production levels, higher incentive compensation expense and manufacturing variances associated with facility consolidations.

Energy Segment
(US $ in millions)

	Three Months Ended November 30,
	2009	2008
Sales	$64.1	$74.0
Operating Profit (2)	$11.5	$15.6
Operating Profit % (2)	18.0%	21.1%

(2) Results for both three month periods exclude restructuring charges of $0.1 million.

Fiscal 2010 first quarter Energy segment sales decreased 13% to $64 million. Core sales declined 12% due primarily to lower project based revenue. Weakness in exploration related demand as well as the deferral or reduction of maintenance at certain existing oil & gas installations continued. The segment’s core sales rate of change was approximately level with the prior quarter. Operating profit margin (excluding restructuring costs) declined year-over-year reflecting unfavorable acquisition mix and lower sales volumes.

Electrical Segment
(US $ in millions)

	Three Months Ended November 30,
	2009	2008
Sales	$86.6	$102.9
Operating Profit (3)	$3.4	$5.9
Operating Profit % (3)	3.9%	5.7%

(3) Results for the three months ended November 30, 2009 and 2008 exclude restructuring charges of $2.7 million and $0.1 million, respectively.

Electrical segment fiscal 2010 first quarter sales declined 16% to $87 million. Core sales decreased 18% from the prior year reflecting weakness across the segment’s end markets, most notably in the utility and commercial construction markets as well as in the European DIY market. First quarter operating profit margin (excluding restructuring costs) declined to 3.9% reflecting lower volumes and inefficiencies associated with the significant restructuring programs underway in the segment.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended November 30,
	2009	2008
Sales	$89.2	$103.4
Operating Profit (4)	$5.5	$7.9
Operating Profit % (4)	6.1%	7.6%

(4) Results for the three months ended November 30, 2009 exclude restructuring charges of $0.4 million. Results for the three months ended November 30, 2008 exclude a $26.6 million pre-tax non-cash asset impairment charge and $0.5 million of restructuring charges.

First quarter fiscal 2010 Engineered Solutions segment sales declined 14% reflecting reduced demand from global truck and specialty vehicle end markets. However, the core revenue year-over-year rate of change improved sequentially from -37% in the fourth quarter of fiscal 2009 to -18% in the first quarter due to higher sales to the automotive and RV markets as well as reduced destocking at major global truck OEM’s. First quarter operating margins (excluding restructuring) continue to be negatively impacted by the lower sales; however, they improved 360 basis points sequentially due to a lower cost structure, improved product mix and higher production levels.

Corporate

Corporate expenses for the first quarter of fiscal 2010, excluding restructuring charges of approximately $0.2 million, were $5.5 million compared to $3.2 million in the comparable prior year quarter. The prior year amount included $2.3 million of income related to the reduced valuation of the Company’s long term incentive plan (LTIP).

Financial Position

Net debt at November 30, 2009 was $391 million (total debt of $405 million less $14 million of cash). Net debt declined $3 million from the beginning of the quarter as robust free cash flow more than offset the $37 million increase associated with the expiration of the Company’s accounts receivable securitization program during the quarter. As of November 30, 2009, the Company had over $350 million of unused revolver capacity.

Outlook

Arzbaecher continued, “From a global economic standpoint, we believe the worst is behind us. We’ve experienced stabilization in most end markets and sequential improvement in certain early cycle businesses and those where inventory destocking was meaningful. While visibility in our Energy segment remains challenging, it appears to have stabilized. From a cost reduction and business simplification standpoint, our activities are on track and we are confident we will realize the $35 million in committed annual cost savings once these projects have been completed.

Given positive first quarter results and better visibility, we have narrowed our fiscal 2010 revenue guidance to $1.20-$1.25 billion. We anticipate diluted EPS for the full year, excluding restructuring costs, to be in the $0.82-$0.97 range. Our full year free cash flow forecast has also been increased to $100-$110 million, which would again result in free cash flow conversion in excess of 100%. We continue to pursue accretive acquisition opportunities which, when executed, will be incremental to this guidance.

We expect second quarter sales to be in the $275-$295 million range, sequentially lower than the first quarter due to normal seasonality. However, EPS is expected to improve from $0.11 in the second quarter of fiscal 2009 (excluding restructuring charges) to a range of $0.12-$0.17 (excluding restructuring charges). Following the anniversary of the economic slowdown in our fiscal 2009 second quarter, we are optimistic that our quarterly earnings will improve meaningfully in the second half of fiscal 2010.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, December 17, 2009. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy related industries and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Butler, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2009	2009

ASSETS
Current assets
Cash and cash equivalents	$ 13,822	$ 11,385
Accounts receivable, net	205,572	155,520
Inventories, net	167,963	160,656
Deferred income taxes	20,800	20,855
Other current assets	15,853	15,246
Total current assets	424,010	363,662

Property, plant and equipment, net	127,129	129,118
Goodwill	719,415	711,522
Other intangible assets, net	346,215	350,249
Other long-term assets	12,356	13,880

Total assets	$ 1,629,125	$ 1,568,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 1,697	$ 4,964
Trade accounts payable	122,587	108,333
Accrued compensation and benefits	30,830	30,079
Income taxes payable	28,601	20,578
Other current liabilities	75,942	71,140
Total current liabilities	259,657	235,094

Long-term debt, less current maturities	402,753	400,135
Deferred income taxes	118,367	117,335
Pension and postretirement benefit accruals	38,608	37,662
Other long-term liabilities	32,113	30,835

Shareholders' equity
Capital stock	13,570	13,543
Additional paid-in capital	(184,066)	(188,644)
Accumulated other comprehensive loss	(10,796)	(24,599)
Stock held in trust	(1,827)	(1,766)
Deferred compensation liability	1,827	1,766
Retained earnings	958,919	947,070
Total shareholders' equity	777,627	747,370

Total liabilities and shareholders' equity	$ 1,629,125	$ 1,568,431

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2009	2008

Net sales	$ 305,193	$ 370,789
Cost of products sold	198,571	240,564
Gross profit	106,622	130,225

Selling, administrative and engineering expenses	72,496	73,676
Restructuring charges	3,574	674
Impairment charges	-	26,553
Amortization of intangible assets	5,457	4,231
Operating profit	25,095	25,091

Financing costs, net	8,538	12,235
Other (income) expense, net	304	(539)
Earnings from continuing operations before income
tax expense	16,253	13,395

Income tax expense	4,399	1,497

Earnings from continuing operations	11,854	11,898

Loss from discontinued operations, net of income taxes	-	(300)

Net earnings	$ 11,854	$ 11,598

Earnings from continuing operations per share
Basic	$ 0.18	$ 0.21
Diluted	0.17	0.19

Earnings per share
Basic	$ 0.18	$ 0.21
Diluted	0.17	0.19

Weighted average common shares outstanding
Basic	67,542	56,022
Diluted	74,012	64,395

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2009	2008

Operating Activities
Net earnings	$ 11,854	$ 11,598
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,187	12,747
Stock-based compensation expense	1,943	1,537
Provision (benefit) for deferred income taxes	256	(10,360)
Impairment charges	-	26,552
Amortization of debt discount and debt issuance costs	962	880
Other	231	(817)
Changes in operating assets and liabilities, excluding the effects of the business acquisitions
Accounts receivable	(8,032)	4,974
Accounts receivable securitization program	-	483
Expiration of accounts receivable securitization program	(37,106)	-
Inventories	(4,400)	(5,332)
Prepaid expenses and other assets	30	(38)
Trade accounts payable	12,439	(19,683)
Income taxes payable	9,439	1,895
Other accrued liabilities	6,976	(11,918)
Net cash provided by operating activities	6,779	12,518

Investing Activities
Proceeds from sale of property, plant and equipment	275	94
Capital expenditures	(3,178)	(7,634)
Business acquisitions, net of cash acquired	-	(231,768)
Net cash used in investing activities	(2,903)	(239,308)

Financing Activities
Net borrowings on revolving credit facilities and
short-term borrowings	22,382	187,995
Principal repayments on term loans and other debt	-	(155,000)
Proceeds from term loan	-	115,000
Open market repurchases of 2% Convertible Notes	(22,894)	-
Debt issuance costs	-	(5,333)
Stock option exercises, related tax benefits and other	487	2,479
Cash dividend	(2,702)	(2,251)
Net cash (used in) provided by financing activities	(2,727)	142,890

Effect of exchange rate changes on cash	1,288	(8,431)
Net increase (decrease) in cash and cash equivalents	2,437	(92,331)
Cash and cash equivalents - beginning of period	11,385	122,549
Cash and cash equivalents - end of period	$ 13,822	$ 30,218

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2009					FISCAL 2010
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 90,524	$ 71,682	$ 62,843	$ 61,802	$ 286,851	$ 65,308				$ 65,308
ENERGY SEGMENT	73,982	59,526	62,251	63,731	259,490	64,065				64,065
ELECTRICAL SEGMENT	102,898	89,719	83,752	87,792	364,161	86,618				86,618
ENGINEERED SOLUTIONS SEGMENT	103,385	72,872	76,308	76,731	329,296	89,202				89,202
TOTAL	$ 370,789	$ 293,799	$ 285,154	$ 290,056	$ 1,239,798	$ 305,193				$ 305,193

% SALES GROWTH
INDUSTRIAL SEGMENT	4%	-18%	-38%	-37%	-23%	-28%				-28%
ENERGY SEGMENT	49%	37%	7%	5%	22%	-13%				-13%
ELECTRICAL SEGMENT	-21%	-29%	-34%	-22%	-27%	-16%				-16%
ENGINEERED SOLUTIONS SEGMENT	-23%	-44%	-47%	-37%	-38%	-14%				-14%
TOTAL	-8%	-24%	-34%	-26%	-23%	-18%				-18%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$ 26,107	$ 15,972	$ 15,597	$ 13,692	$ 71,368	$ 13,854				$ 13,854
ENERGY SEGMENT	15,647	5,895	11,772	11,801	45,115	11,502				11,502
ELECTRICAL SEGMENT	5,896	2,404	3,119	4,213	15,632	3,357				3,357
ENGINEERED SOLUTIONS SEGMENT	7,865	(2,735)	991	342	6,463	5,481				5,481
CORPORATE / GENERAL	(3,197)	(5,013)	(4,815)	(5,042)	(18,066)	(5,471)				(5,471)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 52,318	$ 16,523	$ 26,664	$ 25,006	$ 120,512	$ 28,723				$ 28,723
IMPAIRMENT CHARGES	(26,553)	-	(4,768)	-	(31,321)	-				-
RESTRUCTURING CHARGES (1)	(674)	(3,039)	(10,749)	(9,277)	(23,739)	(3,628)				(3,628)
TOTAL	$ 25,091	$ 13,484	$ 11,147	$ 15,729	$ 65,452	$ 25,095				$ 25,095

OPERATING PROFIT %
INDUSTRIAL SEGMENT	28.8%	22.3%	24.8%	22.2%	24.9%	21.2%				21.2%
ENERGY SEGMENT	21.1%	9.9%	18.9%	18.5%	17.4%	18.0%				18.0%
ELECTRICAL SEGMENT	5.7%	2.7%	3.7%	4.8%	4.3%	3.9%				3.9%
ENGINEERED SOLUTIONS SEGMENT	7.6%	-3.8%	1.3%	0.4%	2.0%	6.1%				6.1%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	14.1%	5.6%	9.4%	8.6%	9.7%	9.4%				9.4%

EBITDA
INDUSTRIAL SEGMENT	$ 27,139	$ 17,058	$ 18,208	$ 15,322	$ 77,727	$ 15,633				$ 15,633
ENERGY SEGMENT	21,671	11,492	15,080	16,235	64,478	15,493				15,493
ELECTRICAL SEGMENT	7,103	3,440	5,307	6,388	22,238	5,270				5,270
ENGINEERED SOLUTIONS SEGMENT	12,417	1,274	3,879	4,953	22,524	8,981				8,981
CORPORATE / GENERAL	(3,110)	(4,058)	(4,237)	(4,196)	(15,601)	(4,771)				(4,771)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 65,220	$ 29,206	$ 38,237	$ 38,702	$ 171,366	$ 40,606				$ 40,606
IMPAIRMENT CHARGES	(26,553)	-	(4,768)	-	(31,321)	-				-
RESTRUCTURING CHARGES (1)	(674)	(3,039)	(10,749)	(9,277)	(23,739)	(3,628)				(3,628)
TOTAL	$ 37,993	$ 26,167	$ 22,720	$ 29,425	$ 116,306	$ 36,978				$ 36,978

EBITDA %
INDUSTRIAL SEGMENT	30.0%	23.8%	29.0%	24.8%	27.1%	23.9%				23.9%
ENERGY SEGMENT	29.3%	19.3%	24.2%	25.5%	24.8%	24.2%				24.2%
ELECTRICAL SEGMENT	6.9%	3.8%	6.3%	7.3%	6.1%	6.1%				6.1%
ENGINEERED SOLUTIONS SEGMENT	12.0%	1.7%	5.1%	6.5%	6.8%	10.1%				10.1%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	17.6%	9.9%	13.4%	13.3%	13.8%	13.3%				13.3%

Note: The total of the individual quarters may not equal the annual total due to rounding.

(1) The restructuring charge for the first quarter of fiscal 2010 includes a $54 charge included in cost of products sold on the Condensed Consolidated Statements of Earnings. The restructuring charges for the third and fourth quarters of fiscal 2009 and total fiscal 2009 include $276, $1,037 and $1,313 of charges included in cost of products sold on the Condensed Consolidated Statements of Earnings.

ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
(Dollars in thousands, except for per share amounts)

	FISCAL 2009					FISCAL 2010
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

NET EARNINGS (LOSS), EXCLUDING RESTRUCTURING CHARGES,
IMPAIRMENT CHARGES, DEBT EXTINGUISHMENT CHARGES, AND DISCONTINUED OPERATIONS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 11,598	$ 3,244	$ (17,635)	$ 16,515	$ 13,723	$ 11,854				$ 11,854
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	481	2,028	7,173	6,223	15,905	2,601				2,601
IMPAIRMENT CHARGES, NET OF TAX BENEFIT	16,463	-	2,981	-	19,444	-				-
DEBT EXTINGUISHMENT CHARGES, NET OF TAX BENEFIT	(236)	-	-	1,303	1,067	-				-
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	300	985	20,846	(12,003)	10,128	-				-
TOTAL (NON-GAAP MEASURE)	$ 28,606	$ 6,257	$ 13,365	$ 12,038	$ 60,267	$ 14,455				$ 14,455

DILUTED EARNINGS (LOSS) PER SHARE, EXCLUDING RESTRUCTURING CHARGES,
IMPAIRMENT CHARGES, DEBT EXTINGUISHMENT CHARGES, AND DISCONTINUED OPERATIONS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 0.19	$ 0.06	$ (0.27)	$ 0.24	$ 0.24	$ 0.17				$ 0.17
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	0.01	0.03	0.11	0.09	0.24	0.03				0.03
IMPAIRMENT CHARGES, NET OF TAX BENEFIT	0.26	-	0.05	-	0.29	-				-
DEBT EXTINGUISHMENT CHARGES, NET OF TAX BENEFIT	(0.00)	-	-	0.02	0.02	-				-
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	-	0.02	0.33	(0.17)	0.15	-				-
TOTAL (NON-GAAP MEASURE)	$ 0.45	$ 0.11	$ 0.22	$ 0.18	$ 0.95	$ 0.20				$ 0.20

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 11,598	$ 3,244	$ (17,635)	$ 16,515	$ 13,723	$ 11,854				$ 11,854
FINANCING COSTS, NET	12,235	9,904	9,025	10,685	41,849	8,538				8,538
INCOME TAX EXPENSE	1,497	(604)	(1,907)	540	(474)	4,399				4,399
DEPRECIATION & AMORTIZATION	12,363	12,638	12,391	13,688	51,080	12,187				12,187
DISCONTINUED OPERATIONS, NET OF TAX BENEFIT	300	985	20,846	(12,003)	10,128	-				-
EBITDA (NON-GAAP MEASURE)	$ 37,993	$ 26,167	$ 22,720	$ 29,425	$ 116,306	$ 36,978				$ 36,978
IMPAIRMENT CHARGES	26,553	-	4,768	-	31,321	-				-
RESTRUCTURING CHARGES	674	3,039	10,749	9,277	23,739	3,628				3,628
EBITDA (NON-GAAP MEASURE) - EXCLUDING DISCONTINUED OPERATIONS,
IMPAIRMENT, AND RESTRUCTURING CHARGES	$ 65,220	$ 29,206	$ 38,237	$ 38,702	$ 171,366	$ 40,606				$ 40,606

(1) Net earnings and diluted earnings per share excluding restructuring charges, impairment charges, debt extinguishment charges and discontinued operations represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2) EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization, and discontinued operations. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation. The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462